OFFICE COMPLEX LEASE THIRD AMENDMENT

THIS OFFICE COMPLEX LEASE THIRD AMENDMENT (“Amendment”) is made and entered into this 4th day of October, 2013, by and between Federal Home Loan Bank of Topeka, a federally-chartered corporation, as Lessor, and Security Benefit Life Insurance Company, a Kansas corporation, as Lessee. Terms not otherwise defined herein shall have the meaning given in the Agreement.

WHEREAS, the parties executed an Office Complex Lease dated March 25, 2002, as amended on each of February 21, 2003, and October 31, 2005 (“Agreement”), and now desire to revise certain provisions of the Agreement relating to advance notice of termination;

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Paragraph 6.1 of Section Six of the Agreement is hereby deleted in its entirety and replaced with the following:

6.1 Lessor agrees to occupy Lessor’s Space until May 31, 2022. Either Lessor or Lessee may terminate Lessor’s occupancy effective anytime on or after May 31, 2017 and before May 31, 2022, by initiating the sale of Lessor’s Space to Lessee, but Lessee may do so only if it is not in default under this lease. To initiate the sale of Lessor’s Space to Lessee, either Lessor or Lessee must provide written notice to the other party so stating at least three (3) years prior to the date of such sale, which shall be specified in the notice. In such event, Lessor shall sell, transfer and convey all of its rights, title and interest in Lessor’s Space to Lessee by special warranty deed, free of any liens and encumbrances created by Lessor, subject to Lessee’s obligation to pay to Lessor in immediately available funds on such date the applicable purchase price. Lessor may not, except as provided in paragraph 3.2, sell or otherwise transfer any portion of its interest in the Property or this Lease.

2.  Except as modified in this Third Amendment, all other terms and conditions of the Agreement remain unchanged and in full force and effect, except to the extent they are inconsistent with the provisions of this Third Amendment. If any inconsistencies exist between this Third Amendment and the Agreement, as amended, the terms and provisions of this Third Amendment shall control.

3. This Third Amendment may be executed in any number of counterparts, each of which shall be deemed an original and signatures on the Third Amendment received via any electronic form shall be deemed an original.

4.  The provisions of this Third Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, said parties have executed this Third Office Complex Lease Amendment as of the day and year first above written.

LESSOR:

FEDERAL HOME LOAN BANK OF TOPEKA

By:	/s/David S. Fisher

Name: David S. Fisher

Title: Senior Vice President and Chief Operating Officer

LESSEE:

SECURITY BENEFIT LIFE INSURANCE COMPANY

By:	/s/Barry G. Ward

Name: Barry G. Ward

Title: Senior Vice President and Chief Financial Officer